EXHIBIT 99.1

Caprius, Inc. One University Plaza, Suite 400 Hackensack, NJ 07601 Phone: (201) 342-0900 ● Fax: (201) 342-0991	FOR IMMEDIATE RELEASE

Caprius, Inc. Completes $3.0 Million Equity Financing

HACKENSACK, NJ, February 17, 2006 - Caprius, Inc. (OTCBB: CAPS) announced that we have completed a $3.0 million equity financing. The placement consisted of the sale of 241,933 shares of newly-created Series D Convertible Preferred Stock and warrants to two institutional investors.

Prior to the placement, 3,322,798 shares of our common stock were outstanding. The 241,933 shares of Series D Preferred Stock are convertible into 2,419,330 shares of common stock. Upon the conversion of the Series D Preferred Stock, we would have outstanding 5,742,128 shares of common stock, without giving effect to existing options, warrants or other convertible securities. As part of the placement, we granted to the investors 223,881 Series A Warrants and 447,764 Series B Warrants exercisable at $1.50 and $2.00 per share, respectively, for a period of five years.

Carter Securities, LLC acted as the placement agent for this equity financing. A principal stockholder of the Company, Special Situation Funds of New York, was one of the investors.

George Aaron, President & CEO, stated, “ We believe that this transaction provides us with the additional resources to scale-up our business as we roll out our economic and efficient on-site SteriMed Systems into the marketplace.”

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

Safe Harbor Statement
This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions. The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contacts
Beverly Tkaczenko Caprius, Inc. Tel: (201) 342-0900, ext. 307 Email: beverlyt@caprius.com	Kathy Price The Global Consulting Group Tel: (646) 284-9430 Email: kprice@hfgcg.com